UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

For Registration Of Certain Classes Of Securities

Pursuant To Section 12 (b) Or 12 (g) Of The

Securities Exchange Act of 1934

Intraware, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	68-0389976
(State of incorporation or organization)	(IRS Employer I.D. No.)

25 Orinda Way, Orinda, California	94563
(Address of principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:                              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

AMENDMENT NO. 2 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on September 12, 2005, as amended June 22, 2006, related to our Preferred Stock Rights Agreement, as set forth below.

Item 1.    Description of Securities to be Registered.

On January 19, 2007 the Board of Directors of Intraware, Inc. (the "Company") approved a Second Amended and Restated Preferred Stock Rights Agreement (the "Second Amended and Restated Rights Agreement"), which amends and restates the Preferred Stock Rights Agreement between the Company and Computershare Investor Services LLC, as Rights Agent (the "Rights Agent") dated September 8, 2005, and amended June 22, 2006 (the "Prior Agreement"). The Company and the Rights Agent executed the Amended and Restated Rights Agreement on January 23, 2007.

The Amended and Restated Rights Agreement restates the definition of "Acquiring Person" such that Special Situations Technology Fund, L.P. (Tech) and Special Situations Technology II, L.P. (Tech II), (collectively "Special Situations Technology Funds") and certain affiliates of Special Situations Technology Funds shall not be deemed to trigger the Acquiring Person ownership threshold until Special Situations Technology Funds, together with their affiliates, own, or announce a tender offer that would lead them to own, 20% or more of the Company's common stock. Except as provided in the Amended and Restated Rights Agreement dated June 22, 2006 — under which the Board of Directors modified the definition of Acquiring Person in the same manner for Crosslink, Inc. — the existing Acquiring Person ownership threshold of 15% shall remain in place for all other persons pursuant to the terms of the Second Amended and Restated Rights Agreement.

The Second Amended and Restated Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The Prior Agreement is incorporated by reference to the Registration Statements on Form 8-A filed with the Commission on September 12, 2005 and June 22, 2006. The foregoing description of the Second Amended and Restated Rights Agreement and the Prior Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.    Exhibits
Exhibit	Description
4.1	Second Amended and Restated Preferred Stock Rights Agreement, dated as of January 22, 2007.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2007	Intraware, Inc.

/s/ Paul D. Warenski Paul D. Warenski Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
4.1	Second Amended and Restated Preferred Stock Rights Agreement, dated as of January 22, 2007. Also provided in PDF format as a courtesy.